EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

by and between

Diedrich Coffee, Inc.

and

Praise International North America, Inc.

Dated as of March 27, 2009

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of March 27, 2009, by and between Praise International North America, Inc., a Delaware corporation (“Buyer”), and Diedrich Coffee, Inc., a Delaware corporation (“Seller”). Buyer and Seller are referred to collectively herein as the “Parties,” and each as a “Party.”

RECITALS

A. Seller owns all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of Coffee People Worldwide, Inc., a Delaware corporation (the “Company”).

B. The Company and its Subsidiaries are in the business of operating a chain of franchised Gloria Jean’s retail specialty coffee stores in the United States and Puerto Rico.

C. This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Shares (as defined below), on the terms and subject to the conditions of this Agreement.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE I

DEFINITIONS

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person referred to. In this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the actions, activities, management and/or policies of a Person, whether through ownership of securities, by agreement or contract or otherwise.

“Agreement” has the meaning set forth in the preface above.

“Amended and Restated Brand Management Agreement” has the meaning set forth in Section 7.8 below.

“Amended and Restated Trademark License Agreement” has the meaning set forth in Section 7.6 below.

“Assignments” has the meaning set forth in Section 7.7 below.

“Basket Amount” has the meaning set forth in Section 9.5(b) below.

“Business” means the Gloria Jean’s retail specialty coffee store business, including both franchised and Company-owned stores, in the United States and Puerto Rico as presently conducted by the Company and its Subsidiaries, including its retail specialty coffee store franchise rights.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Orange County, California are closed.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.1 below.

“Claim” means and includes (i) all Liabilities, (ii) all losses, damages, judgments, awards, penalties and settlements, (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid and (iv) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest), court costs and reasonable fees and expenses of attorneys, consultants and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement. Notwithstanding the foregoing, “Claim” excludes incidental, consequential, punitive and special damages for any Claim other than a Third Party Claim.

“Closing” has the meaning set forth in Section 2.3 below.

“Closing Cash Payment” has the meaning set forth in Section 2.2(a) below.

“Closing Date” has the meaning set forth in Section 2.3 below.

“Code” means the United States Internal Revenue Code of 1986, as amended, modified, or supplemented from time to time (or any corresponding provisions of succeeding law).

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Recitals.

“Confidential Information” means all information regarding a Party’s business or affairs, including, without limitation, business concepts, processes, methods, Trade Secrets, systems, know-how, devices, formulas, product specifications, marketing methods, prices, customer lists, supplier lists, methods of operation, or other information, whether in oral, written, or electronic form, that is either: (a) designated as confidential; (b) is of a nature such that a reasonable person would know that it is confidential; or (c) is disclosed under circumstances such that a reasonable person would know it is confidential. The terms and conditions of this Agreement are confidential, but its existence is not. The following information will not be considered Confidential Information: (i) information that is or becomes publicly available through no fault of the Party obligated to keep it confidential; (ii) information with regard to the other Party that was rightfully known by a Party prior to commencement of discussions regarding the subject matter of this Agreement; (iii) information that was independently developed by a Party without use of the Confidential Information; and (iv) information rightfully disclosed to a Party by a third party without continuing restrictions on its use or disclosure. Notwithstanding the foregoing, any information that constitutes Confidential Information immediately prior to Closing shall remain Confidential Information notwithstanding the Closing.

“D&O Indemnified Liabilities” has the meaning set forth in Section 6.8 below.

“D&O Indemnified Parties” has the meaning set forth in Section 6.8 below.

“Disclosing Party” has the meaning set forth in Section 6.3 below.

“Disclosure Schedule” has the meaning set forth in Article IV below.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement.

“Employee Plan” has the meaning set forth in Section 4.15(b) below.

“Employees” has the meaning set forth in Section 4.15(a) below.

“Environmental, Health, and Safety Requirements” means all applicable federal, state, local, and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Franchise Agreement” has the meaning set forth in Section 4.17(a) below.

“Franchisee” means a franchisee of the Company and its Subsidiaries.

“Franchise Laws” has the meaning set forth in Section 4.17(a) below.

“FTC Rule” means the Trade Regulation Rule on Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures adopted by the Federal Trade Commission, 16 CFR Parts 436 and 427, March 2007.

“GJ 2008 Circular” has the meaning set forth in Section 4.17(a).

“GJ Circular” has the meaning set forth in Section 4.17(g).

“Governmental Entity” or “Governmental Entities” means any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to any federal, state, local, or foreign income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not, including any schedule or attachment thereto.

“Indemnified Party” has the meaning set forth in Section 9.3(a) below.

“Indemnifying Party” has the meaning set forth in Section 9.3(a) below.

“Indemnity Cap” has the meaning set forth in Section 9.5(c) below.

“Intellectual Property” means all intellectual property rights used exclusively in connection with the ownership, conduct or operation of the Business by the Company and its Subsidiaries arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (a) trade names, trademarks and service marks (registered and unregistered), domain names, and other Internet addresses or identifiers, and trade dress and applications (including intent to use applications) to register any of the foregoing and registrations therefor (collectively, “Marks”), including all goodwill associated with each of the foregoing, (b) copyrights, works of authorship and registrations and applications therefor, and (c) Trade Secrets. “Intellectual Property” specifically excludes any and all intellectual property rights used in the conduct or operation of the business of any and all Franchisees, which rights are not owned by the Company and its Subsidiaries.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” means, and shall be limited to, the actual knowledge of J. Russell Phillips (Chief Executive Officer of Diedrich) and Sean McCarthy (Chief Financial Officer and Secretary of Diedrich), without the duty of inquiry.

“Laws” means, collectively, any federal, state, municipal, county, local, foreign or other statute, law, ordinance, rule or regulation arising or enacted prior to the Closing.

“Lease Documents” shall mean all leases, subleases, guarantees of leases and subleases, assignments of leases and subleases and amendments to any or all of the foregoing relating, directly or indirectly, to a Leased Location.

“Leased Location” has the meaning set forth in Section 4.10(b).

“Liability” or “Liabilities” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable or which may thereafter be paid without penalty or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, (c) mechanics’, carriers’, workmen’s, repairmen’s, or other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, and (d) other imperfections of title, restrictions or encumbrances, if any, which imperfections of title, restrictions, or encumbrances do not, individually or in the aggregate, materially impair the continued use and operations of the assets to which they relate in the operation of the Business as currently conducted.

“Litigation” means any complaint, action, suit, proceeding, arbitration or other alternative dispute resolution procedure, demand, claim, investigation or inquiry, whether civil, criminal or administrative.

“Marks” has the meaning set forth in definition of “Intellectual Property.”

“Material Adverse Effect” means, with respect to a Person, any effect or change that is materially adverse to (i) the financial condition, results of operations, assets, Liabilities, properties or business of such Person (provided that, for purposes of this definition, the Company and its Subsidiaries shall be taken as a whole) or (ii) the ability of such Person (in the case where the “Person” is Buyer or Seller) to perform its obligations under this Agreement or the Transaction Documents to which such Person will be a party or to consummate the Transactions; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the Business or the industry in which such Person operates or occurring in any region in which such Person operates, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) United States financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles as in effect from time to time, consistently applied, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (6) the taking of any action contemplated by this Agreement and the other Transaction Documents, (7) changes, effects, conditions, or circumstances arising from riots, acts of God, insurrections, strikes, floods, fires, explosions, or other catastrophes beyond the control and without the fault of such Person (and which are not primarily limited in their effect to such Person’s operations, assets, Liabilities, properties or business), (b) any adverse change in or effect on the business of such Person that is cured by such Person before the earlier of (I) the Closing Date and (II) the date on which this Agreement is terminated pursuant to Article X hereof, and (c) any change, effect, condition, event or circumstance arising out of or attributable to the actions of Buyer (if the “Person” is either Seller or the Company) or Seller or the Company (if the “Person” is Buyer), or its respective subsidiaries or Affiliates or any of their respective representatives, who claims that a Material Adverse Effect has occurred with respect to such Person which directly leads to or precipitates any such change, effect, condition, event, or circumstance, that would constitute a Material Adverse Effect except for this clause (c), without regard to the time such actions, changes, effects, conditions, events, or circumstances occur or transpire, and (d) any change, effect, condition, event, or circumstance arising out of, relating to, or attributable to any decrease or decline in the number of Franchisees and/or Gloria Jean’s retail specialty coffee stores, kiosks, or carts.

“Material Contracts” has the meaning set forth in Section 4.12 below.

“Non-Business Assets” means all assets owned by the Company or its Subsidiaries, whether currently or in the past, which do not relate to the Business, including all assets (tangible and intangible) relating to roasting and the roasting operation (including all assets located at the Castroville, California roasting facility as well as all roasting, blending, flavoring, and packaging recipes, techniques, methodologies, and know how), all of which assets are or will become the assets of Seller or its designee prior to the Closing.

“Note” has the meaning set forth in Section 2.2(b) below.

“Orders” means, collectively, any order, writ, injunction, judgment, plan or decree arising or issued prior to the Closing of any Governmental Entity.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of the Business (including with respect to quantity and frequency).

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the limited liability company agreement (or the operating agreement) and the certificate of limited liability company of a limited liability company, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (f) any amendment to any of the foregoing.

“Owned Intellectual Property” has the meaning set forth in Section 4.11(a) below.

“Parties” and “Party” have the meaning set forth in the preface above.

“Permits” means all licenses, permits, approvals, certifications, consents and listings for the Business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Entity.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.2(a) below.

“Pro Forma Statement” has the meaning set forth in Section 4.6 below.

“Purchase Price” has the meaning set forth in Section 2.2 below.

“Recipe License Agreement” has the meaning set forth in Section 7.7 below.

“Recipient” has the meaning set forth in Section 6.3 below.

“Roasting Agreement” has the meaning set forth in Section 7.5 below.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2 below.

“Shares” has the meaning set forth in the Recitals.

“Straddle Period” has the meaning set forth in Section 6.2(b) below.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person. For the avoidance of doubt, the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, documentary stamp, employees’ income withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 9.3 below.

“Trade Secrets” shall have the meaning ascribed to such term in California Civil Code Section 3426.1(d), as amended.

“Transaction Documents” means this Agreement, the Amended and Restated Brand Management Agreement, the Amended and Restated Trademark License Agreement, the Roasting Agreement, the Assignments, the documents delivered pursuant to Articles VII and VIII, and all instruments executed, filed, or otherwise prepared, exchanged, or delivered in accordance with this Agreement.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1. Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the Shares.

2.2. Purchase Price. In consideration of the sale, transfer and delivery of the Shares, Buyer agrees to pay to Seller the sum of USD $3,100,000 (the “Purchase Price”) as follows:

(a) US $1,500,000 in cash, payable on the Closing Date, by wire transfer of immediately available funds (the “Closing Cash Payment”); and

(b) a promissory note, substantially in the form of Exhibit A hereto (the “Note”), issued by Buyer to Seller in the aggregate principal amount of USD $1,600,000 and accruing interest at 7% per annum (as more specifically set forth in the Note), of which

(i) USD $800,000, together with all interest accrued on the aggregate principal amount, shall be due and payable on the date that is six (6) months after the Closing Date and (ii) the remainder of the principal amount, together with interest accrued thereon, shall be due and payable on the date that is twelve (12) months after the Closing Date.

2.3. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, in Irvine, California commencing at 10:00 a.m. local time on the second (2nd) Business Day following the satisfaction or waiver of all conditions set forth in Articles VII and VIII or such other date as Buyer and Seller may mutually determine (the “Closing Date”), and the Closing shall become effective at 11:59 p.m. Pacific Time on the calendar day immediately preceding the Closing Date. The Parties shall act in good faith so that the Closing will occur as soon as reasonably practicable following the date hereof.

2.4. Deliveries at Closing. At the Closing, the following deliveries shall be made:

(a) Seller Deliverables. Seller will deliver to Buyer:

(i) the certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer;

(ii) the stock books, stock ledgers, minute books, and corporate seals of the Company and its Subsidiaries;

(iii) (A) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of Seller in the State of Delaware and (B) certificates from the relevant Secretary of State as to the legal existence and good standing of each of the Company and its Subsidiaries in their respective state of incorporation, each of which shall be dated no more than five (5) Business Days prior to the Closing Date;

(iv) one or more incumbency certificates relating to each Person executing any document executed and delivered to Buyer pursuant to the terms hereof, executed by an officer of Seller (other than such Person executing such document); and

(v) all originals of the contracts and agreements relating to the Business and copies of all related electronic data bases in transferable and working order, in each case to the extent they are in the possession of Seller or its Affiliates.

(b) Buyer Deliverables. Buyer will deliver to Seller:

(i) the Closing Cash Payment, by wire transfer of immediately available funds;

(ii) the Note;

(iii) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of Buyer in the State of Delaware, which shall be dated no more than five (5) Business Days prior to the Closing Date; and

(iv) one or more incumbency certificates relating to each Person executing any document executed and delivered to Seller pursuant to the terms hereof, in form and substance reasonably satisfactory to Seller, executed by an officer of Buyer (other than such Person executing such document).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article III are correct and complete as of the date of this Agreement, except as set forth in Annex I attached hereto.

3.1. Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

3.2. Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which it is a party constitute the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as such enforcement may be limited by the application of bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and as such enforcement may be limited by the availability of specific performance and the application of equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity. The execution, delivery, and performance of this Agreement and all of the other Transaction Documents to which it is a party have been duly authorized by Buyer.

3.3. Non-contravention. Neither the execution and delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby and thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which Buyer is subject or any provision of its Organizational Documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, in each case (i) other than any such violations, conflicts, breaches, defaults, acceleration, rights or notices that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer and (ii) other than such consents, authorizations or approvals that may be required solely by reason of Seller’s participation in the transactions contemplated hereby or the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement or any other Transaction Document.

3.4. Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any other Transaction Document.

3.5. Availability of Funds. Buyer has sufficient funds available to enable Buyer to consummate on a timely basis the transactions contemplated hereby at the Closing and to permit Buyer to timely perform all of its obligations at the Closing under this Agreement.

3.6. Actions and Proceedings. There are no (a) outstanding Orders against Buyer or any of its Affiliates, which have or could reasonably be expected to have a Material Adverse Effect on Buyer or (b) Litigation pending or, to the knowledge of Buyer, threatened against Buyer, which have or could reasonably be expected to have a Material Adverse Effect on Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by Seller to Buyer on the date hereof (the “Disclosure Schedule”).

4.1. Organization, Qualification, and Corporate Power.

(a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation. Each of the Company and its Subsidiaries is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Company and its Subsidiaries has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Section 4.1(b) of the Disclosure Schedule lists the directors and officers of each of the Company and its Subsidiaries. Seller has caused to be delivered or made (or offered to make) available to Buyer copies of the Organizational Documents of each of the Company and its Subsidiaries, as currently in effect.

4.2. Authorization of Transaction. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which it is a party constitute the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, except as such enforcement may be limited by the application of bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and as such enforcement may be limited by the availability of specific performance and the application of equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity. The execution, delivery, and performance of this Agreement and all of the other Transaction Documents to which it is a party have been duly authorized by Seller.

4.3. Non-contravention. Neither the execution and delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which Seller, the Company or any of the Company’s Subsidiaries is subject or any provision of the Organizational Documents of Seller, the Company or any of the Company’s Subsidiaries or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Seller, the Company or any of the Company’s Subsidiaries is a party or by which Seller, the Company or any of the Company’s Subsidiaries is bound or to which any of the assets of Seller, the Company or any of the Company’s Subsidiaries is subject, in each case (i) other than any such violations, conflicts, breaches, defaults, acceleration, rights or notices that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller or the Company and (ii) other than such consents, authorizations or approvals that may be required solely by reason of Buyer’s participation in the transactions contemplated hereby or the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller or the Company. None of Seller, the Company nor any of the Company’s Subsidiaries is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement or any other Transaction Document.

4.4. Brokers’ Fees. None of Seller, the Company nor any of the Company’s Subsidiaries has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any other Transaction Document.

4.5. Shares; Capitalization.

(a) Seller is the record and beneficial owner of the Shares, free and clear of any Liens. Seller has the right, authority and power to sell, assign and transfer the Shares to Buyer. Upon delivery to Buyer of certificates for the Shares at the Closing, Buyer’s payment of the Purchase Price and registration of the Shares in the name of Buyer in the stock records of the Company, Buyer, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, shall acquire good, valid and marketable title to the Shares, free and clear of any Liens other than Liens created by Buyer.

(b) The authorized capital stock of the Company consists of 1,000 shares of Common Stock, of which 1,000 shares of Common Stock, constituting the Shares, are issued and outstanding. Section 4.5(b) of the Disclosure Schedule sets forth, for each Subsidiary of the Company, the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock. Except for the Shares and as set forth in Section 4.5(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has issued or agreed to issue any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and in the case of the Company’s Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary of the Company, free and clear of any Liens. Except for rights granted to Buyer under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries.

4.6. Pro Forma Statement of Assets and Liabilities. Section 4.6 of the Disclosure Schedule contains a pro forma statement of assets and liabilities of the Company and its Subsidiaries as of December 10, 2008 (the “Pro Forma Statement”). The Pro Forma Statement has been prepared from Seller’s balance sheet, is true and correct in all material respects and presents fairly in all material respects the combined assets and liabilities of the Company and its Subsidiaries as of such date; provided, however, that the Pro Forma Statement (a) lacks notes and other presentation items and (b) is subject to year-end adjustments. In its conduct of the Business, the Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to maintain asset accountability.

4.7. Absence of Certain Changes. Since the date of the Pro Forma Statement, there has not been:

(a) No Adverse Effect. Any Material Adverse Effect on the Company and its Subsidiaries.

(b) No Disposition of Property. Any sale, lease, grant or other transfer or disposition of any material properties or assets of the Company and its Subsidiaries, taken as a whole, except for the sale of inventory items in the Ordinary Course of Business.

(c) No Liens. Any Lien made on any material properties or assets of the Company and its Subsidiaries, taken as a whole.

(d) Credit. Any grant of credit by the Company or any of its Subsidiaries to any customer (including any Franchisee) of the Business, which grants of credit directly relate to the Business, on terms or in amounts more favorable than those that have been extended to such customer or similar customers in the past directly relating to the Business, any other materially adverse change made by the Company or any of its Subsidiaries in the terms of any credit heretofore extended directly in connection with the Business or any other material change of the policies or practices of the Company or any of its Subsidiaries with respect to the granting of credit directly in connection with the Business.

(e) Discharge of Obligations. Any discharge, satisfaction or agreement to satisfy or discharge any material Liability directly relating to or affecting the Business, other than the discharge or satisfaction in the Ordinary Course of Business of current Liabilities.

(f) Accounting Principles. Any material change in the financial or Tax accounting principles or methods of the Company or any of its Subsidiaries, except to the extent required by United States generally accepted accounting principles as in effect from time to time, consistently applied, directly relating to or affecting the Business.

Notwithstanding anything to the contrary herein (including this Section 4.7 and Sections 4.12 and 5.3 below) or in the other Transaction Documents, at the election of Seller, (i) some or all of the Non-Business Assets have been or will be, prior to the Closing, transferred, conveyed and assigned to Seller or its designee and (ii) certain assets and rights relating to the Business have been or will be, prior to the Closing, transferred, conveyed and assigned by Seller to the Company or its Subsidiaries, and such transfer, conveyance and assignment (in case of both clause (i) and clause (ii)) shall not constitute a breach of any representation, warranty, covenant or agreement on the part of Seller. In the case of any transfer, conveyance and assignment described in clause (ii)above between the date hereof and the Closing Date, Seller shall notify Buyer by updating Section 4.7 of the Disclosure Schedule with a description of such transfer, conveyance and assignment.

4.8. Legal Compliance.

(a) Except for past violations for which neither the Company nor any of its Subsidiaries is subject to any current material Liability and cannot become subject to any future material Liability, in respect of the operations, practices, properties and assets of the Business, each of the Company and its Subsidiaries is and has been in material compliance with all applicable Laws and Orders. Neither the Company nor its Subsidiaries has received notice of any violation or alleged violation of any Laws or Orders with respect to the Business. All reports, filings and returns associated with or related to the Business required to be filed by or on behalf of any of the Company or its Subsidiaries with any Governmental Entity have been filed and, when filed, were true, correct and complete in all material respects.

(b) Each of the Company and its Subsidiaries has all Permits of all Governmental Entities and of all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of the Business (as the Business is currently conducted) and the operation of the Leased Locations. All such Permits of all Governmental Entities are in full force and effect in accordance with the terms hereof. Except for past violations for which neither the Company nor any of its Subsidiaries is subject to any current Liability and cannot become subject to any future material Liability and, each of the Company and its Subsidiaries (including its operations, practices, properties and assets) is and has been in material compliance with all such Permits.

4.9. Tax Matters. Each of the Company and its Subsidiaries has timely filed all Income Tax Returns and all other material Tax Returns that they were required to file, and all such Tax Returns are accurate and complete in all material respects. All Taxes shown thereon as owing have been paid or shall be paid by the Company and its Subsidiaries or, if not yet payable, such Taxes have been adequately accrued and shown on the books and records of the Company and its Subsidiaries. No deficiency or proposed adjustment which has not been paid or resolved for any material amount of Tax has been asserted or assessed by any taxing authority against the Company or any of its Subsidiaries. There are no Tax audits in progress, pending, or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

4.10. Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 4.10(b) of the Disclosure Schedule includes a list of all leased and subleased locations for the locations leased or subleased by any of the Company or its Subsidiaries from which all franchised and Company-owned Gloria Jean’s retail outlets are operated, including any such leased locations for a currently closed Gloria Jean’s retail outlet or a to-be-opened retail outlet (collectively, the “Leased Locations”). For clarification, the term “Leased Locations” is not intended to include those leases directly leased from the respective landlord by a Franchisee and to which neither the Company nor any of its Subsidiaries is a party. There are no Leased Locations other than as set forth in Section 4.10(b) of the Disclosure Schedule.

(c) The leases for all Leased Locations are valid, legally binding, and enforceable against the Company or its Subsidiary that is a party to such leases, enforceable against the other parties to such leases to the Knowledge of Seller, and in full force and effect, subject to proper authorization and execution of such leases by the other party thereto and except as such enforcement may be limited by the application of bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and as such enforcement may be limited by the availability of specific performance and the application of equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.

(d) Seller has made available to Buyer complete and accurate copies of each of the leases listed on Section 4.10(b) of the Disclosure Schedule, and (i) each of the leases listed on Section 4.10(b) of the Disclosure Schedule constitutes the entire agreement to which any of the Company or its Subsidiaries is a party with respect to such leased premises; (ii) since January 1, 2008, neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of Seller, verbal notice of breach default, or non-compliance or any written, or to the Knowledge of Seller, verbal notice of cancellation or termination by any other party under any of such leases or other Lease Documents; (iii) neither the Company nor any of its Subsidiaries is in default under the material terms of such leases; and (iv) all rents and other sums due by any of the Company or its Subsidiaries under such leases, as of the date of this Agreement, have been paid in full.

(e) The interest of the Company or its Subsidiary, as the case may be, in the lease for each Leased Location is free and clear of all Liens.

(f) Through the date hereof, to the Knowledge of Seller, there are no lease relationships with respect to the Business to which any of the Company or its Subsidiaries is a party, either existing, expired or terminated, that have given rise to any currently unresolved claims or disputes.

(g) There is not now in existence any claim for any of the Company or its Subsidiaries to offset, deduct or decrease any payments due under any lease for a Leased Location.

(h) To the Knowledge of Seller, all Franchisees are, in all material respects, in compliance with all Lease Documents.

(i) To the Knowledge of Seller, each Franchisee, which is a party to a lease or sublease with respect to any leased or subleased location (other than a Leased Location) from which a franchised Gloria Jean’s retail outlet is operated, including any such leased location for a currently closed Gloria Jean’s retail outlet or a to-be-opened retail outlet, is, in all material respects, in compliance with such lease or sublease.

4.11. Intellectual Property.

(a) The Intellectual Property listed on Section 4.11(a) of the Disclosure Schedule (the “Owned Intellectual Property”) represents all of the Intellectual Property owned by the Company and its Subsidiaries that is used in, and necessary for the conduct of, the Business as currently conducted. This Section 4.11 does not relate to, and this Section 4.11 and the term “Owned Intellectual Property” expressly exclude, any Intellectual Property, or interests or rights with respect thereto, related to the Non-Business Assets.

(b) The Intellectual Property listed on Section 4.11(b) of the Disclosure Schedule (the “Licensed Intellectual Property”) represents all of the Intellectual Property owned by Seller that is used in the Business as currently conducted and will be licensed to Buyer or its Affiliates pursuant to the Amended and Restated Trademark License Agreement.

(c) Except for licenses for commercial off-the-shelf software, Section 4.11(c) of the Disclosure Schedule lists the Intellectual Property licensed-in by any of the Company or its Subsidiaries that is necessary for the Business as currently conducted. Neither the Company nor any of its Subsidiaries pays, or is obligated to pay, any royalties or other consideration for the right to use the Intellectual Property of others; provided, however, that the preceding clause expressly excludes any Intellectual Property related to Non-Business Assets. The Owned Intellectual Property and the Licensed Intellectual Property are only licensed out by the Company and its Subsidiaries pursuant to (i) the Franchise Agreements entered into between one or more Subsidiaries of the Company, on the one hand, and a Franchisee thereof, on the other hand, (ii) the Trademark License Agreement dated February 10, 2005 by and between certain Subsidiaries of the Company and certain Affiliates of Buyer, and (iii) the License Agreement dated as of November 21, 2002 between the Subsidiaries of the Company.

(d) All of the Marks listed on Section 4.11(a) and (b) of the Disclosure Schedule have been properly registered in all material respects or are the subject of pending applications; all pending registrations and applications have been properly made and filed in all material respects; and all annuity, maintenance, renewal and other fees relating to registrations or applications are current.

(e) All Owned Intellectual Property and Licensed Intellectual Property is valid, enforceable, and subsisting and, to the Knowledge of Seller, does not infringe any other Intellectual Property rights owned by third parties. As of the date hereof, there is not pending nor, to the Knowledge of Seller, threatened any claim (i) challenging the ownership of the Owned Intellectual Property or Licensed Intellectual Property or asserting that any other Person has any claim of legal or beneficial ownership with respect thereto or (ii) challenging or questioning the validity or enforceability of any of the Owned Intellectual Property or Licensed Intellectual Property or indicating an intention on the part of any Person to bring a claim that any of the Owned Intellectual Property or Licensed Intellectual Property is invalid or unenforceable or has been misused. To the Knowledge of Seller, no third party is misappropriating, infringing, diluting, or violating in any material respect any of the Owned Intellectual Property or Licensed Intellectual Property.

(f) Neither the Company nor any of its Subsidiaries is a party to any agreement with its employees and consultants in which it waives the right to claim ownership and title to the Intellectual Property rights and Confidential Information generated by those persons in the course of, or in connection with, the Business.

(g) The Owned Intellectual Property and the Licensed Intellectual Property are not subject to any pending or, to the Knowledge of Seller, threatened litigation that would restrict the use thereof by any of the Company or its Subsidiaries or any outstanding order, judgment, decree or stipulation restricting the use thereof by such Persons.

4.12. Contracts. Section 4.12 of the Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following types of written contracts to which the Company or any of its Subsidiaries is a party:

(a) Any employment agreement or employment contract with any officer or employee of the Company or its Subsidiaries, which officer or employee performs services primarily for the benefit of the Business, that has compensation in excess of USD $75,000 per annum and is not terminable by notice of not more than sixty (60) calendar days for a cost of less than USD $75,000; provided, however, the Parties acknowledge and agree that this provision is not intended to apply to officers of Seller nor any officer or employee of any non-Business operations regardless of whether or not the services rendered by such officer or employee benefits the Business;

(b) Any employee collective bargaining agreement;

(c) Any covenant not to compete granted by the Company or any of its Subsidiaries in favor of a third party (other than Buyer or any of its Affiliates) that materially impairs the Business;

(d) Any lease or similar agreement with respect to the Business under which (i) the Company or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle, or other tangible personal property owned by a third party or (ii) the

Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or any of its Subsidiaries; in any case which has payments to be made or received in excess of USD $50,000 per annum and is not terminable by notice of not more than sixty (60) calendar days for a cost of less than USD $50,000;

(e) Any agreement or contract with respect to the Business under which the Company or any of its Subsidiaries has borrowed or loaned any money or issued any note, indenture, or other evidence of indebtedness or guaranteed indebtedness or Liabilities of others (other than intercompany indebtedness, endorsements for the purpose of collection, loans made to employees for relocation, travel or other employment-related purposes, or purchases of equipment or materials made under conditional sales contracts, in each case in the Ordinary Course of Business), in each case having an outstanding principal amount in excess of USD $50,000;

(f) Any agreement or contract with respect to the Business under which any other Person has guaranteed indebtedness, Liabilities, or obligations of the Company or any of its Subsidiaries (other than intercompany guarantees and endorsements for the purpose of collection in the Ordinary Course of Business), in each case having an outstanding principal amount or aggregate future liability in excess of USD $50,000; or

(g) Any other agreement, contract, lease, license or instrument with respect to the Business, in each case not included in clauses (a) through (f) above or set forth on any of the other sections of the Disclosure Schedule, to which the Company or any of its Subsidiaries is a party or by or to which any of their assets are bound or subject which provides for payments to be made to such Person in excess of USD $50,000 per annum and is not terminable by notice of not more than sixty (60) calendar days for a cost of less than USD $50,000 (other than purchase orders or warranty obligations in the Ordinary Course of Business).

Seller has delivered to, or made (or offered to make) available for inspection by, Buyer a copy of each contract, lease, license, instrument or other agreement listed on Section 4.12 of the Disclosure Schedule (collectively, the “Material Contracts”). Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it to date under the Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for any such breach or default that would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, collectively. This Section 4.12 does not relate to real property, intellectual property, employee benefits, and franchise matters, it being the intent of the Parties that such matters are the subject of Sections 4.10, 4.11, 4.15 and 4.17, respectively.

4.13. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries with respect to the Business.

4.14. Actions and Proceedings; Litigation. There are no (a) outstanding Orders against Seller or any of its Affiliates (other than the Company or its Subsidiaries), which have or could reasonably be expected to have a Material Adverse Effect on Seller or (b) Litigation pending or, to the Knowledge of Seller, threatened against Seller, which have or could reasonably be expected to have a Material Adverse Effect on Seller. There is no Litigation pending or, to the Knowledge of Seller, threatened against any of the Company or its Subsidiaries that in any way involves the Business. Section 4.14 of the Disclosure Schedule also identifies all Litigation to which any of the Company or its Subsidiaries have been parties since January 1, 2007 that in any way involves the Business. To the Knowledge of Seller, no aspect of the Business is subject to any Order.

4.15. Employee Benefits.

(a) Section 4.15(a)(i) of the Disclosure Schedule contains, as of a recent date specified therein, the following information for each employee of the Company or its Subsidiaries who primarily renders services on behalf of or for the benefit of the Company or its Subsidiaries with respect to the Business: name, job title, hire date, current compensation paid or payable, and vacation accrued. Section 4.15(a)(ii) of the Disclosure Schedule contains, as of a recent date specified therein, similar information for each employee of Seller who primarily renders services on behalf of or for the benefit of the Company or its Subsidiaries with respect to the Business. The employees listed on Sections 4.15(a)(i) and (ii) of the Disclosure Schedule are, collectively, the “Employees.”

(b) Section 4.15(b) of the Disclosure Schedule sets forth a list of all material Employee Benefit Plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries (collectively, the “Employee Plans”). Seller has made available to Buyer a true and complete copy of each Employee Plan and the most recent determination letter from the IRS with respect to any Employee Plan.

(c) (i) Each Employee Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA and the Code, and (ii) each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under any Employee Plan and, to the Knowledge of the Seller, is not in any material respect in default under or in violation of any Employee Plan.

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Seller, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected adversely to affect the qualified status of any such Employee Plan or the exempt status of any such trust.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, none of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any of its Subsidiaries would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

4.16. Environmental, Health, and Safety Matters. Except for past violations for which none of the Company or its Subsidiaries is subject to any current Liability and cannot reasonably become subject to any future Liability in respect of the operations, practices, properties and assets of the Business, each of the Company and its Subsidiaries is and has been in material compliance with all Environmental, Health and Safety Requirements as they relate to the Business. There is no Litigation nor any demand, claim, hearing, notice of violation or demand letter pending or, to the Knowledge of Seller, threatened against any of the Company or its Subsidiaries with respect to the Business relating in any way to the Environmental, Health and Safety Requirements.

4.17. Franchise Matters.

(a) Copies of all Franchise Agreements have been made available to Buyer, including (i) existing Franchisees listed in the Franchise Offering Circular for Prospective Franchisees issued by a Subsidiary of the Company on November 13, 2008, as amended on February 12, 2009 (the “GJ 2008 Circular”) and (ii) the franchises granted following the close of such Subsidiary’s fiscal year ending June 25, 2008. All such copies are true, correct, complete and authentic reproductions of the original Franchise Agreements they purport to represent. The Franchise Agreements constitute all agreements between the Company or any of its Subsidiaries, on the one hand, and the applicable Franchisee, on the other hand, with respect to the franchising of a Gloria Jean’s franchise, and there exist no other agreements, oral or written, between the Company or any of its Subsidiaries, on the one hand, and the Franchisees, on the other hand, with respect to the franchising of a Gloria Jean’s franchise. Neither of the Company nor any of its Subsidiaries is a party to any other Franchise Agreement with a Person that would be defined as a “franchisee” under the FTC Rule or any other federal, state, local or foreign constitution, statute, law, ordinance, rule, authorization or regulation promulgated or issued by a Governmental Entity that governs, regulates or otherwise regulates the offer or sale of Franchises (“Franchise Laws”). For purposes of this Agreement, a “Franchise Agreement” shall mean all franchise agreements, area development agreements, master franchise agreements and any other agreements between the Company or any of its Subsidiaries, on the one hand, and a Franchisee, on the other hand, which directly or indirectly grants the right to develop, establish or operate a Gloria Jean’s retail outlet, respectively, and any agreements ancillary, except the Lease Documents relating to the Leased Locations identified in Section 4.10(b), above, between the Company or any of its Subsidiaries and a Franchisee thereto, including any rights of first refusal and options.

(b) All of the Franchise Agreements are in full force and effect and are valid and binding obligations of the Company or its applicable Subsidiaries and enforceable against the Company or such Subsidiaries and, to the Knowledge of Seller, the other parties thereto in accordance with their respective terms, except as such enforcement may be limited by the application of bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and as such enforcement may be limited by the availability of specific performance and the application of equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.

(c) With respect to all expirations, terminations and non-renewals of Franchisees and/or Franchise Agreements since January 1, 2006, the Company and its Subsidiaries have complied in all material respects with all applicable franchise termination, non-renewal, unfair practices, and/or relationship laws.

(d) Neither the Company nor any of its Subsidiaries operates a Gloria Jean’s retail outlet within any protected territory, exclusive territory, or reserved area granted to any Franchisee in violation of the Franchise Agreement with such Franchisee.

(e) Any offer or sale of a franchise after July 1, 2008 was done so in compliance in all material respects with the revised Trade Regulation Rule on Disclosure Requirements and Prohibitions Concerning Franchising by the Federal Trade Commission, effective July 1, 2007, 16 CFR Part 436, and all corresponding state laws, if any, applicable to the transaction.

(f) The GJ 2008 Circular and all franchise offering circulars used in connection with the offer and sale of a franchise since January 1, 2006, (collectively with the GJ 2008 Circular, the “GJ Circulars” and in the singular ,a “GJ Circular”) (i) were prepared in compliance in all material respects with the Uniform Franchise Offering Circular Guidelines and related federal and state regulations; provided that the GJ 2008 Circular was prepared and disseminated in compliance in all material respects with the revised Trade Regulation Rule on Disclosure Requirements and Prohibitions Concerning Franchising by the Federal Trade Commission, effective July 1, 2007, 16 CFR Part 436; and (ii) were, true, accurate and complete in all material respects during the entire period any of such GJ Circulars were used in connection with the offer or sale of a franchise to operate a Gloria Jean’s retail outlet.

(g) To the extent required by applicable Law, the Company and its Subsidiaries have timely delivered to all prospective and existing Franchisees a complete and accurate copy of the appropriate GJ Circular in accordance with applicable law and has obtained executed receipts thereof from all existing Franchisees.

(h) To the Knowledge of Seller, neither the Company nor any of its Subsidiaries has ever used franchise brokers in connection with the offer or sale of Franchises.

(i) The Company and its Subsidiaries are, in all material respects, in compliance with all Franchise Agreements to which they are a party as well as all obligations and duties owing with respect to all advertising and marketing funds and other funds and cooperatives under which the Company and its Subsidiaries administer or collect monies on behalf of Franchisees, and, since January 1, 2006, neither the Company nor any of its Subsidiaries has received any unresolved written notice of noncompliance from any Franchisee with respect to any such Franchise Agreement or a breach of any obligations or duties with respect to such funds.

(j) To the Knowledge of Seller, there is no unresolved material non-compliance with any Franchise Agreement by the respective Franchisee. For the purposes of this Section 4.18(j) only, for any non-compliance consisting of a failure to pay monies owed, “material non-compliance” shall mean any non-compliance that could result in damage to, or

Liability to or of, the Company or its Subsidiaries in excess of USD $25,000, or for any other non-compliance, “material non-compliance” shall mean any other type of non-compliance with respect to which the Company or its Subsidiaries have in past practice typically delivered written Notice of Default to the appropriate Franchisee.

(k) Neither the Company nor any of its Subsidiaries is currently a guarantor or is otherwise party to an agreement pursuant to which it agreed to become directly or contingently liable (as a co-signor or otherwise) for the obligations of any Franchisee or Franchisee Affiliate. All guarantees of Lease Documents are fully and completely described on Section 4.17(k) of the Disclosure Schedule.

(l) Neither the Company nor any of its Subsidiaries has any currently outstanding offer regarding, or is currently a party to, any financing arrangement with any Franchisee.

(m) To the Knowledge of Seller, no Franchise Agreement is subject to any right of rescission or termination (excluding only the express grant of termination rights contained in the Franchise Agreements or by Law). Since January 1, 2008, no Franchisee has asserted in writing such a right of rescission or termination, or has asserted in writing an intention to cease operating its franchised outlet or not renew its franchise, which assertion has not yet been resolved.

(n) Neither the Company nor any of its Subsidiaries has sold, assigned, transferred, conveyed, pledged, granted a security interest in, or otherwise disposed of any interest in any of the Franchise Agreements or its rights thereunder.

(o) The Company and its Subsidiaries have, in all material respects, fully accounted for and administered in accordance with applicable Law and all applicable agreements all advertising funds and other marketing moneys contributed by Franchisees. Prior to the date hereof, since January 1, 2006, no Franchisee has asserted a written claim with respect to the expenditure or management of any such advertising funds or marketing monies by any of the Company or its Subsidiaries and, to the Knowledge of Seller, there exists no legal or factual basis for any such claim

(p) Neither the Company nor any of its Subsidiaries has refused to consent to the renewal of any Franchise Agreement since January 1, 2006.

(q) There are no outstanding applications for a purchase of a franchise for a Gloria Jean’s retail outlet nor are any applications pending for the purchase of a Gloria Jean’s retail outlet.

4.18. Insurance.

(a) Section 4.18(a) of the Disclosure Schedule sets forth a true, correct and complete list of all current policies of fire, liability, product liability, workers’ compensation, health, product recall and other forms of insurance currently in effect with respect to the Business. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any such policies, and to the Knowledge of Seller, no event or condition exists or has occurred that could result in cancellation of any such policies prior to its scheduled expiration date. To the Knowledge of Seller, each of the Company and its Subsidiaries has duly and timely made all claims that it has been entitled to make under each such policy.

(b) Since January 1, 2007, all products liability and general liability policies maintained by or for the benefit of the Company or its Subsidiaries relating to the operations of the Business have been “occurrence” policies and not “claims made” policies. There is no claim by any of the Company or its Subsidiaries pending under any of the policies described in Section 4.18(a) or (b) as to which coverage has been denied by the underwriters of such policies, and no aggregate limit under any of such policies has been reduced, or can reasonably be expected to be reduced, by more than fifty percent (50%) by the payment of any past or currently pending claims under such policy. Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to the operations of the Business.

ARTICLE V

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

5.1. General. Each of the Parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the Transactions (including satisfaction, but not waiver, of the Closing conditions set forth in Articles VII and VIII, below).

5.2. Notices, Consents and Estoppels. Seller shall give any notices to third parties, and use its commercially reasonable efforts to obtain any third party consents, referred to in Section 4.3 above (or in any schedule thereto). Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Entities in connection with the matters referred to in Sections 3.3 and 4.3 above (or in any schedule thereto).

5.3. Operation of Business. Except as contemplated by the terms of this Agreement, from the date hereof until the Closing, Seller shall cause the Company and its Subsidiaries to conduct the Business in the Ordinary Course of Business. Except as contemplated by the terms of this Agreement, from the date hereof until the Closing, Seller shall not allow any of the Company or its Subsidiaries to do any of the following without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

(a) Amend its Organizational Documents;

(b) Sell, lease, license or otherwise dispose of, or agree to sell, lease, license, or otherwise dispose of, any material assets held by the Company or its Subsidiaries, except for sales of inventory in the Ordinary Course of Business;

(c) Permit, allow, or subject any of the material assets held by the Company or its Subsidiaries to any material Lien;

(d) Enter into any new agreement to assume, incur or guarantee any indebtedness for borrowed money; or

(e) Except in the Ordinary Course of Business, enter into a new agreement directly relating to or affecting the Business and that would be included within the definition of Material Contracts if it had been entered into as of the date of this Agreement or amend in a material manner any of the Material Contracts.

5.4. Full Access. Seller will permit representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Company, its Subsidiaries and the Business; provided that, to the extent that such premises, properties, personnel, books, records (including tax records), contracts, and documents also contain information that is not related to the Company, its Subsidiaries or the Business, Seller shall be entitled to redact, remove, or otherwise restrict such information from the premises, properties, personnel, books, records (including tax records), contracts, and documents so provided to Buyer. Buyer will treat and hold as such any Confidential Information it receives from Seller in the course of the reviews contemplated by this Section 5.4, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Seller all tangible embodiments (and all copies) of the Confidential Information that are in its possession.

ARTICLE VI

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

6.1. General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article X below) (including providing to the requesting party any information that a Party has in its possession, which information is required to be provided to any third party pursuant to the terms of any Franchise Agreement).

6.2. Taxes. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

(a) Tax Indemnification. Seller shall indemnify the Company, its Subsidiaries and Buyer and hold them harmless from and against, without duplication, any loss, claim, liability, expense or other damage attributable to all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”).

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the day immediately preceding the Closing Date, and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the day immediately preceding the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Responsibility for Filing Tax Returns.

(i) Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date, other than Income Tax Returns with respect to periods for which a consolidated, unitary or combined Income Tax Return of Seller will include the operations of the Company and its Subsidiaries. Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing.

(ii) Seller shall include the income of the Company and its Subsidiaries (including any deferred items triggered into income by Reg. §1.1502-13 and any excess loss account taken into income under Reg. §1.1502-19) on Seller’s consolidated federal Income Tax Returns for all periods through the end of the day immediately preceding the Closing Date and pay any federal Income Taxes attributable to such income. The Company and its Subsidiaries shall furnish Tax information to Seller for inclusion in Seller’s federal consolidated Income Tax Return for the period that includes the Closing Date in accordance with the Company’s past custom and practice. The income of the Company and its Subsidiaries shall be apportioned to (A) the period up to and including the day immediately preceding the Closing Date and (B) the period after the Closing Date, by closing the books of Target and its Subsidiaries as of the end of the day immediately preceding the Closing Date. Buyer and Seller agree to report all transactions occurring on the Closing Date on Buyer’s (or, if applicable, the Company’s) federal Income Tax Return to the extent permitted by Reg. §1.1502-76(b)(1)(ii)(B). Buyer agrees to indemnify Seller for any additional Tax owed by Seller (including Tax owed by Seller due to this indemnification payment) resulting from any transaction engaged in by the Company or its Subsidiaries occurring on the Closing Date.

(d) Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or the Company and its Subsidiaries, and any amounts credited against Tax to which Buyer or the Company and its Subsidiaries become entitled, that relate to the Pre-Closing Tax Period shall be for the account of Seller, and Buyer shall pay over to Sellers any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto.

(e) Cooperation on Tax Matters.

(i) Buyer, the Company and its Subsidiaries, and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to cause the Company and its Subsidiaries to, and Seller agree to, (A) retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any taxing authority, and (B) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) Buyer and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement and the other Transaction Documents).

(f) Tax-Sharing Agreements. All Tax-sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(g) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Seller shall join in the execution of any such Tax Returns and other documentation.

(h) Tax Relating to Intercompany Transfers. In the event that Buyer, the Company or any of the Company’s Subsidiaries incur any Taxes as a result of any Intercompany Asset Transfer, Seller shall be responsible for the payment of such Tax. “Intercompany Asset Transfer” means any transfer of assets (whether tangible or intangible) or Liabilities among Seller, the Company and the Company’s Subsidiaries, as contemplated by this Agreement, including any transfer of (i) Non-Business Assets or Liabilities from the Company or any of its Subsidiaries to Seller or its designee, (ii) assets or Liabilities related to the Business from Seller to the Company or any of its Subsidiaries, and (iii) assets or Liabilities related to the Business among the Company and its Subsidiaries.

6.3. Confidentiality. From and after the Closing Date, Seller shall hold in confidence, and shall cause its respective Affiliates, directors, officers, employees and agents to hold in confidence, all Confidential Information of the Business. From and after the Closing Date, Buyer shall hold in confidence, and shall cause their respective Affiliates, directors, officers, employees and agents to hold in confidence, all Confidential Information of Seller not otherwise transferred to Buyer as a part of the transactions contemplated by this Agreement and the other Transaction Documents. Notwithstanding the foregoing, the Party receiving Confidential Information (the “Recipient”) from the other Party (the “Disclosing Party”) may disclose such Confidential Information: (a) to the extent that such disclosure was previously authorized in writing by the Disclosing Party; (b) to any Governmental Entity, with valid and competent jurisdiction thereof, if the Recipient is directed to disclose such Confidential Information to and by such Governmental Entity, provided that the Recipient shall provide written notice of such disclosure to the Disclosing Party; (c) to the Recipient’s legal, accounting, and financial advisors who have a need to know such information solely for purposes of assisting in regard to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, and who are subject to confidentiality obligations to the Recipient; (d) by Seller or its Affiliate to financiers, strategic partners, joint venturers, or acquirers, merging companies, and successors to all or substantially all of the assets or stock of Seller or its Affiliate, so long as such party is subject to written confidentiality obligations to the Disclosing Party; (e) to the extent that disclosure is required under applicable laws or the rules of any national securities exchange or quotation system on which such Party’s stock is traded or quoted. Except as otherwise set forth herein, no Party shall disclose or make use of, and each Party shall cause its respective Affiliates, directors, officers, employees and agents not to disclose or make use of, another Party’s Confidential Information without the prior written consent of such other Party.

6.4. Non-Solicitation.

(a) From and after the Closing Date until the second (2nd) anniversary thereof, Buyer and Buyer’s Affiliates shall not, directly or indirectly, solicit, entice, induce or influence, or seek to solicit, entice, induce or influence, any person who is engaged as an Employee to terminate his or her employment with Seller. In the event of a material breach by Buyer or Buyer’s Affiliates of this Section 6.4(a), the term of the non-solicitation obligation shall be extended with respect to such covenant by the amount of time during which such breach continues.

(b) Buyer hereby agrees that the covenants contained in Section 6.4(a) are necessary to protect the legitimate business interests of Seller. Therefore, Buyer acknowledges and agrees that its breach of any provision of Section 6.4(a) is likely to cause irrevocable harm to Seller, for which there may be an inadequate remedy at law and for which the ascertainment of damages would be difficult. Accordingly, in the event of a breach of any term of Section 6.4(a) by Buyer, Seller shall be entitled, in addition to, and without having to prove the inadequacy of other remedies at law (including, without limitation, damages for prior breaches hereof), to specific performance of the provision that is being breached, as well as injunctive relief, and Buyer consents to the issuance of such injunction and agree not to assert in any proceeding that money damages would be a sufficient remedy. Buyer hereby waives any requirement that Seller must post any bond or other security in connection with such injunctive relief. In addition, Buyer expressly agrees that if the scope of any provision contained in Section 6.4(a) is too broad to permit the enforcement of such restriction to its fullest extent, then such provision shall be enforced to the maximum extent permitted by law, and the parties hereto hereby consent and agree that such scope may be judicially limited or modified accordingly in any proceeding brought to enforce such restriction. The rights and remedies provided by this Section 6.4(b) are cumulative and in addition to any other rights or remedies which Seller may have hereunder or at law or in equity.

6.5. No Additional Representations; Disclaimer. Buyer acknowledges that neither Seller nor any Person acting on behalf of Seller (a) has made any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of the Shares or (b) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or its Subsidiaries, the Shares or the Business, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Annexes and Disclosure Schedule. Except as specifically set forth in this Agreement, Buyer further agrees that neither Seller nor any other Person will have or be subject to any liability of Buyer or any other Person resulting from the distribution to Buyer or Buyer’s use of any such information, including any information, document or material made (or offered to be made) available to Buyer or its Affiliates in certain “data rooms” or otherwise, management presentations or any other form in expectation of the transactions contemplated by this Agreement and the other Transaction Documents. In connection with Buyer’s investigation of the Company, its Subsidiaries and the Business, Buyer has received from or on behalf of Seller certain projections, including plans, interim financial statements, and projected statements of operating revenues and income from operations of Seller for the fiscal year ending June 25, 2008 and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against Seller with respect thereto. Accordingly, Seller make no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections, and forecasts).

6.6. Sandbagging. Notwithstanding anything to the contrary contained in this Agreement (including Seller’s failure to disclose any matter required to be disclosed on any Disclosure Schedule hereto), Buyer agrees that no representation or warranty of Seller in this Agreement or in any other Transaction Document shall be deemed to be untrue or incorrect, and Seller shall not be deemed to be in breach thereof, if Buyer has knowledge on the date of this Agreement or the Closing Date, as applicable, of any such undisclosed matter or that any such representation or warranty was untrue or incorrect. For the purpose of this Section 6.6 only, “Buyer has knowledge” shall mean and be limited to, those matters of which Robert McCullough, Nabi Saleh and Steve Leach have actual knowledge, without duty of inquiry.

6.7. General Release from Franchisee. Buyer shall use commercially reasonable efforts to obtain a general release from each Franchisee of all claims against Seller as a condition precedent to approving a renewal or transfer of such Franchisee’s franchise or Franchise Agreement; provided, however, that notwithstanding the foregoing, Buyer shall not be required to expend any funds in connection with attempting to obtain such releases.

6.8. Directors’ and Officers’ Indemnification.

(a) Buyer shall, and shall cause the Company and its Subsidiaries to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any of its Subsidiaries (the “D&O Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) arising out of or relating to any threatened or actual Litigation based in whole or in part on or arising out of or relating in whole or in part to the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date (the “D&O Indemnified Liabilities”), in each case to the full extent a corporation is permitted under applicable Law to indemnify its own directors or officers (and Buyer shall, or shall cause the Company and its Subsidiaries to, pay expenses in advance of the final disposition of any such Litigation to each D&O Indemnified Party). Without limiting the foregoing, in the event any such Litigation is brought against any D&O Indemnified Party (whether arising before or after the Closing Date), (i) the D&O Indemnified Party may retain counsel satisfactory to it and reasonably satisfactory to Buyer and its insurer, and Buyer shall, or shall cause the Company and its Subsidiaries to, pay all fees and expenses of such counsel for the D&O Indemnified Party promptly as statements therefor are received and (ii) Buyer, the Company, its Subsidiaries and each D&O Indemnified Party will use all reasonable efforts to assist in the vigorous defense of any such matter; provided, however, that neither the Company, any of its Subsidiaries nor Buyer shall be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld. Any D&O Indemnified Party wishing to claim indemnification under this Section 6.8 shall notify Buyer upon learning of any such Litigation (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 6.8 except to the extent such failure prejudices such party). The parties hereto agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any such action or suit, existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made within such period shall continue until the disposition of such D&O Indemnified Liabilities.

(b) For six (6) years from the Closing Date, Buyer shall cause the Company and its Subsidiaries to maintain, if available, officers’ and directors’ liability insurance covering the persons who are presently covered by their officers’ and directors’ liability insurance policies (copies of which have heretofore been delivered to Buyer) with respect to actions and omissions occurring prior to the Closing Date, providing coverage not less favorable than provided by such insurance in effect on the date hereof. Buyer shall, or shall cause the Company or its Subsidiaries, to pay such premiums.

(c) Buyer shall cause the Company and its Subsidiaries not to take any action directly or indirectly to disaffirm or adversely affect the provisions of the Organizational Documents and any other written agreements of the Company and its Subsidiaries that provide indemnification of and expense reimbursement to D&O Indemnified Parties.

6.9. Post-Closing Transfer of Non-Business Assets. In the event that it is determined after the Closing that any Non-Business Assets are still held by the Company or its Subsidiaries (or their Affiliates or successors, as a result of transfer, conveyance or assignment after the Closing), Buyer shall, or shall cause the Company or its Subsidiaries (or their Affiliates or successors, as the case may be) to, transfer, convey and assign such Non-Business Assets to Seller or its designee as soon as practicable without further consideration therefor.

ARTICLE VII

CONDITIONS TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

7.1. Accuracy of Representations and Warranties. The representations and warranties set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material”), shall be true and correct in all respects at and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct in all material respects as of such date or time).

7.2. Performance of Covenants. Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” in which case Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing.

7.3. No Injunctions. There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents.

7.4. Delivery of Certificate. Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Sections 7.1, 7.2, and 7.3 is satisfied in all respects.

7.5. Roasting Agreement. Buyer shall have received a counterpart of the Roasting Agreement (in substantially the form attached hereto as Exhibit B (the “Roasting Agreement”)) executed by Seller together with all exhibits, annexes and schedules thereto.

7.6. Amended and Restated Trademark License Agreement. Buyer shall have received a counterpart of the Amended and Restated Trademark License Agreement (in substantially the form attached hereto as Exhibit C (the “Amended and Restated Trademark License Agreement”)) executed by Seller together with all exhibits, annexes and schedules thereto.

7.7. Assignments. Buyer shall have received (a) a counterpart of the Assignment and Consent to Assignment (in substantially the form attached hereto as Exhibit D-1) relating to the Consulting Agreement dated as of February 10, 2005 by and between Gloria Jean’s Gourmet Coffees Corp. and Jireh International Pty. Ltd. and (b) a counterpart of the Assignment and Consent to Assignment (in substantially the form attached hereto as Exhibit D-2) relating to the Roasting License Agreement dated as of February 10, 2005 by and between Gloria Jean’s Gourmet Coffees Corp. and Gloria Jean’s Gourmet Coffees Franchising Corp., on the one hand, and Gloria Jean’s Coffees International Pty. Ltd., Gloria Jean’s Coffees Holdings Pty. Ltd., Jireh International Pty. Ltd. and Jireh Group Pty. Ltd., on the other hand (collectively, the “Assignments”), each executed by Seller together with all exhibits, annexes and schedules thereto.

7.8. Amended and Restated Brand Management Agreement. Buyer shall have received a counterpart of the Amended and Restated Brand Management Agreement (in substantially the form attached hereto as Exhibit E (the “Amended and Restated Brand Management Agreement”)) executed by Seller together with all exhibits, annexes and schedules thereto.

7.9. Resignations. All directors and officers of the Company and its Subsidiaries shall have resigned from their respective directorships and/or offices.

Buyer may waive any condition specified in this Article VII if it executes a writing so stating at or prior to the Closing, and all conditions specified in this Article VII shall be deemed to have been satisfied or waived from and after the Closing.

ARTICLE VIII

CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

8.1. Accuracy of Representations and Warranties. The representations and warranties set forth in Article III above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contains terms such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct in all material respects as of such date or time).

8.2. Performance of Covenants. Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contains terms such as “Material Adverse Effect,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing.

8.3. No Injunctions. There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents.

8.4. Delivery of Certificate. Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Sections 8.1, 8.2, and 8.3 is satisfied in all respects.

8.5. Roasting Agreement. Seller shall have received a counterpart of the Roasting Agreement executed by Buyer or its Affiliates, together with all exhibits, annexes, and schedules thereto.

8.6. Amended and Restated Trademark License Agreement. Seller shall have received a counterpart of the Amended and Restated Trademark License Agreement executed by Buyer or its Affiliates, together with all exhibits, annexes, and schedules thereto.

8.7. Assignments. Seller shall have received counterparts of the Assignments, each executed by Buyer or its Affiliates, together with all exhibits, annexes, and schedules thereto.

8.8. Amended and Restated Brand Management Agreement. Seller shall have received a counterpart of the Amended and Restated Brand Management Agreement executed by Buyer or its Affiliates, together with all exhibits, annexes, and schedules thereto.

Seller may waive any condition specified in this Article VIII on behalf of Seller if it executes a writing so stating at or prior to the Closing, and all conditions specified in this Article VIII shall be deemed to have been satisfied or waived from and after the Closing.

ARTICLE IX

REMEDIES FOR BREACHES OF THIS AGREEMENT

9.1. Indemnification by Seller. From and after the Closing Date and upon the terms and subject to the conditions set forth in this Agreement, Seller shall indemnify, defend and hold harmless each Buyer and its officers, managers, directors, Affiliates, and successors and permitted assigns (collectively, the “Buyer Indemnified Parties”), from and against all Claims asserted against, resulting from, imposed upon or incurred by any Buyer Indemnified Party by reason of, arising out of or resulting from: (a) except as set forth in the Disclosure Schedule, any breach of any representation or warranty of Seller contained in or made pursuant to this Agreement, including in the certificate delivered pursuant to Section 7.4; (b) any breach of any covenant of Seller contained in or made pursuant to this Agreement or any other Transaction Document; or (c) notwithstanding clause (a) above, any Liability arising from the matters disclosed on Schedule 4.14 of the Disclosure Schedule. Without limiting the foregoing, in the event that Seller or any of the Buyer Indemnified Parties receives or recovers any damages, costs, expenses, fees or similar amounts from the opposing party or parties (whether in connection with a claim, counterclaim or otherwise) in the course of, or upon the conclusion of, defending, prosecuting or otherwise litigating the matters disclosed on Schedule 4.14 of the Disclosure Schedule, Seller shall be entitled to such damages, costs, expenses, fees or amounts.

9.2. Indemnification by Buyer. From and after the Closing Date and upon the terms and subject to the conditions set forth in this Agreement, Buyer shall indemnify, defend and hold harmless Seller and its respective officers, directors, Affiliates, and successors and permitted assigns (collectively, the “Seller Indemnified Parties”), from and against all Claims asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party, directly or indirectly, by reason of or resulting from: (a) any breach of any representation or warranty of any Buyer contained in or made pursuant to this Agreement, including in the certificate delivered pursuant to Section 8.4; (b) any breach of any covenant of any Buyer contained in or made pursuant to this Agreement or any other Transaction Document; or (c) the conduct of the Business by Buyer subsequent to the Closing.

9.3. Indemnification of Third Party Claims. The following provisions shall apply to any Claim subject to indemnification that is Litigation filed or instituted by, or the making of any Claim or demand by, any third party, including any Governmental Entity (a “Third Party Claim”):

(a) Notice and Defense. The Party or Parties seeking to be indemnified (collectively, the “Indemnified Party”) shall give the Party or Parties from whom indemnification is sought (collectively, the “Indemnifying Party”) prompt written notice (and in any event written notice delivered within ten (10) Business Days after the receipt of service or other notice of the commencement of any Litigation) of the Third Party Claim, together with a copy of all papers served, if any. The Indemnifying Party may undertake and control the defense and/or settlement of the Third Party Claim, by representatives chosen by it. Failure to give notice of the Third Party Claim shall not affect the Indemnifying Party’s duties or obligations under this Article IX, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party assumes the defense of the Third Party Claim actively and in good faith, the Indemnified Party shall have no right to settle or otherwise compromise the Third Party Claim and the Indemnifying Party shall not be responsible hereunder for fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, except to the extent a conflict of interest exists between the Indemnified Party and the Indemnifying Party, in which case the Indemnifying Party shall be responsible for all reasonable expenses (including attorneys’ fees) incurred by the Indemnified Party therefor. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials reasonably requested by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any Third Party Claim, and shall in other respects give reasonable cooperation in such defense. The Indemnified Party shall be entitled to participate, at its own expense, in the defense of the Third Party Claim.

(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of the Third Party Claim, fails to defend the Third Party Claim actively and in good faith, then the Indemnified Party shall have the right to undertake the control and defense, compromise or settlement of the Third Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that the Indemnifying Party shall have no obligation hereunder for any compromise or settlement entered into without its prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

9.4. Non-Third Party Claims. In the event any Indemnified Party should have a Claim against any Indemnifying Party that is not a Third Party Claim, the Indemnified Party shall deliver written notice with reasonably promptness to the Indemnifying Party specifying the nature of and specific basis for the Claim; provided, however, that the failure to give such timely notice of such Claim shall not impair such Indemnified Party’s rights hereunder except to the extent the Indemnifying Party is prejudiced thereby.

9.5. Limitations on Indemnification.

Except for any willful or knowing breach or misrepresentation and except for any breach of the representations and warranties made in or pursuant to Section 4.5, as to which Claims may be brought without limitation as to time or amount:

(a) Time Limitation. No Claim shall be brought under this Article IX for, and the Indemnifying Party shall have no Liability under this Article IX with respect to, any breach of any representation or warranty after the lapse of eighteen (18) months after the Closing Date; provided, however, that:

(i) Any Claim brought for breach of any representation or warranty made in or pursuant to Sections 3.2, 4.2 or 4.9 may be brought at any time until the date which is thirty-six (36) months following the Closing Date.

(ii) Any Claim for indemnification under this Article IX made by an Indemnified Party by delivering written notice to the Indemnifying Party relating to a breach of a representation or warranty prior to the termination of the survival period for such Claim shall be preserved despite the subsequent termination of such survival period.

(iii) If any act, omission, disclosure or failure to disclose shall form the basis for a Claim for breach of more than one representation or warranty, and such Claims have different periods of survival hereunder, then the termination of the survival period of one Claim shall not affect an Indemnified Party’s right to make a Claim based on the breach of representation or warranty still surviving.

(b) Basket. No Indemnified Party shall be entitled to indemnification or recovery under this Article IX unless the aggregate of the Indemnifying Party’s indemnification obligations under this Article IX exceeds USD $50,000 (the “Basket Amount”), and then only to the extent that such indemnification obligations exceed the Basket Amount; provided, however, that the preceding clause relating to the Basket Amount shall not apply to any Claim for any breach of any representation or warranty made in or pursuant to Sections 4.5 or 4.9 or any Claim for indemnification pursuant to Section 9.1(c).

(c) Indemnity Cap. In no event shall the aggregate Liability of Seller to indemnify the Buyer Indemnified Parties exceed an amount equal to USD $500,000 (the

“Indemnity Cap”); provided, however, that the Indemnity Cap with respect to any Claim for any breach of any representation or warranty made in or pursuant to Sections 4.5 or 4.9 shall be the Purchase Price; provided, further, that this Section 9.5(c) shall not limit in any way the amount of Liability of Seller with respect to its indemnification obligation under Section 9.1(c).

(d) General. The indemnification provisions of this Article IX shall be each Party’s exclusive and sole source of remedy for monetary damages in the event of a breach of this Agreement by the other Party or any other Claim relating to the transactions contemplated hereby. The liability of the Indemnifying Party under this Article IX shall be measured by the Indemnified Party’s out-of-pocket payments, net of any insurance proceeds or payments by other responsible parties. The limitations set forth in this Section 9.5(d) do not in any way limit the obligation of any Party to indemnify the other Party or Parties from and against any Claim arising from any breach of a covenant not subject to a limitation in this Section 9.5, even if such breach also constitutes a breach of a representation or warranty. In the event of payment under this Agreement, the Indemnifying Party shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Party, who shall execute all papers reasonably required and shall undertake its commercially reasonable efforts to secure such rights, including the execution of such documents necessary or reasonably appropriate to enable the Indemnifying Party to bring suit to enforce such rights. Notwithstanding any term herein to the contrary, (i) Seller shall not have any Liability to any of the Buyer Indemnified Parties for any Claims by reason of, arising out of or resulting from any increase in the price of any product offered by the Company or its Subsidiaries, which increase was made at the request of Buyer; and (ii) to the extent Seller shall have any Liability under this Article IX which directly relates to any action or omission by or at the direction of Buyer or its Affiliates, the Parties shall be comparatively liable for such Liability, as determined in accordance with Section 11.10 herein.

ARTICLE X

TERMINATION

10.1. Termination Without Breach. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, without any further Liability of any Party at any time prior to the Closing:

(a) by mutual written agreement of Buyer and Seller; or

(b) by either Buyer or Seller in the event the Closing shall not have occurred on or before May 31, 2009, or such other date as Buyer and Seller shall agree upon in writing; provided, however, that if a Party seeking termination pursuant to this clause (b) is in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement, then that Party may not terminate this Agreement pursuant to this clause (b); or

(c) by either Buyer or Seller in the event any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits the consummation of such transactions.

10.2. Termination for Breach.

(a) Termination by Buyer. If (i) there has been a material violation or breach by Seller of any of its representations, warranties, covenants or agreements that has not been waived in writing by Buyer, (ii) an event has occurred (other than a breach of this Agreement by Buyer) such that a condition to the obligations of Buyer cannot be satisfied, or (iii) Seller shall have attempted to terminate this Agreement under this Article X or otherwise without grounds to do so, then Buyer may, upon written notice to Seller at any time prior to the Closing during the period that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 10.2(c).

(b) Termination by Seller. If (i) there has been a material violation or breach by Buyer of any of its representations, warranties, covenants or agreements that has not been waived in writing by Seller, (ii) an event has occurred (other than a breach of this Agreement by Seller) such that a condition to the obligations of Seller cannot be satisfied, or (iii) Buyer shall have attempted to terminate this Agreement under this Article X or otherwise without grounds to do so, then Seller may, upon written notice to Buyer at any time prior to the Closing during the period that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 10.2(c).

(c) Effect of Termination. Termination of this Agreement pursuant to this Section 10.2 shall not in any way terminate, limit or restrict the rights and remedies of any Party against any other Party that has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof.

ARTICLE XI

MISCELLANEOUS

11.1. Press Releases and Public Announcements; Required Filings. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

11.2. No Third-Party Beneficiaries. Except as provided in Section 6.8 and Article IX above, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.3. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior and contemporaneous understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may assign its rights and obligations under this Agreement to any one or more of its Affiliates, provided that Buyer shall remain liable for all such obligations hereunder.

11.5. Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or portable document format), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient or delivered by facsimile transmission or electronic mail, in each case with confirmation of receipt, (b) two (2) Business Days after being sent to the recipient by reputable international overnight courier service (charges prepaid), or (c) five (5) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller, to:	Diedrich Coffee, Inc.
28 Executive Park, Suite 200
Irvine, California 92614
Attn: Chief Executive Officer
Facsimile: (949) 260-6726

With a copy to (which copy shall not constitute notice):

Gibson, Dunn & Crutcher LLP
3161 Michelson Drive, Suite 1200
Irvine, California 92612
Attn: John M. Williams
Facsimile: (949) 451-4220

If to Buyer, to:	Praise International Pty. Ltd.
11 Hoyle Avenue
Castle Hill, NSW 2154
Australia
Attn: Nabi Saleh
Facsimile: +61 2 9894 2210

With a copy to (which copy shall not constitute notice):

Foley & Lardner LLP
555 S. Flower Street, 35th Floor
Los Angeles, California 90071
Attn: Richard W. Lasater II
Facsimile: (213) 486-0065

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.8. Governing Law. This Agreement and its validity, construction, interpretation, and legal effect shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

11.9. Submission to Jurisdiction. Subject to Section 11.10, each of the Parties hereto irrevocably and unconditionally submits to the exclusive personal jurisdiction of either the Courts of the City and County of Los Angeles for the State of California or the United States District Court for the Central District of California, in connection with any dispute, claim or controversy arising out of or related to this Agreement and the other agreements and documents contemplated hereby (including seeking an equitable remedy). In any such dispute, claim or controversy, each of the Parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Subject to Section 11.10, each of the Parties hereto also agrees that any final and non-appealable judgment against a Party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.7 shall be deemed effective service of process on such Party.

11.10. JAMS Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the other agreements and documents contemplated hereby or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles, California, before one (1) arbitrator who shall be a retired judge admitted to practice law in the State of California. The arbitration shall be administered by JAMS (or any like organization successor thereto) pursuant to its Streamlined Arbitration Rules and Procedures. The arbitrator shall follow any applicable federal law and California state law in rendering an award. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The Parties further understand and agree that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

11.11. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Further, any such invalid or unenforceable term will be re-construed so as to be enforceable to the maximum extent permitted by law, so as to achieve the effect intended by the Parties.

11.13. Expenses; Attorneys’ Fees.

(a) Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(b) If Buyer or any of its Affiliates, successors or assigns brings any Litigation against Seller or any of its Affiliates, successors or assigns, or if Seller or any of its Affiliates, successors or assigns brings any Litigation against Buyer or any of its Affiliates, successors or assigns, in addition to any damages and costs which the prevailing party otherwise would be entitled, the non-prevailing party shall pay to the prevailing party its actual attorneys’ fees and costs incurred in bringing, prosecuting or defending such Litigation and/or enforcing any Order granted therein, all of which shall be deemed to have accrued on the commencement of such Litigation and shall be paid whether or not such Litigation is prosecuted to an Order. Any Order entered in such Litigation shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such Order. For the purposes of this Section 11.13(b), attorneys’ fees shall include fees incurred in the following: (i) post-judgment motions and collection actions; (ii) contempt proceedings; (iii) garnishment, levy and debtor and third party examinations; (iv) discovery; and (v) bankruptcy litigation.

11.14. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” (and grammatical variations thereof) shall mean “including without limitation” (or the applicable grammatical variation thereof).

11.15. Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.16. Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

11.17. Schedules. The disclosures in the Disclosure Schedule are to be taken as relating to the representations and warranties of Seller as a whole. The inclusion of information therein shall not be construed as an admission that such information is material to Seller, its Subsidiaries or the Business. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER:

Diedrich Coffee, Inc.

By:	/s/ Paul C. Heeschen
Name:	Paul C. Heeschen
Title:	Chairman of the Board

BUYER:

Praise International North America, Inc.

By:	/s/ Nabi Saleh
Name:	Nabi Saleh
Title:	Executive Chairman

SIGNATURE PAGE

TO

STOCK PURCHASE AGREEMENT